                                                                     Exhibit N.3


                       Consent of Independent Accountants

We consent to the use of our report dated November __, 2001 with respect to the pro forma condensed consolidated financial statements of MCG Capital Corporation, in Pre-Effective Amendment No. 2 to the Registration Statement (Form N-2 No. 333-64596) and related Prospectus of MCG Capital Corporation for the registration of 16,100,000 shares of its common stock.

                                                          Ernst & Young LLP

Richmond, Virginia
November __, 2001

The foregoing consent is in the form that will be signed upon the execution of a firm commitment underwriting agreement for the sale of common stock in connection with the offering.

                                                     /s/  Ernst & Young LLP

Richmond, Virginia
October 28, 2001